Exhibit 99.1
NEWS RELEASE
Wednesday, April 28, 2010

Contact:	Shawn Housley Director, Investor Relations (281) 443-3370 shousley@smith.com
SMITH INTERNATIONAL, INC. REPORTS FIRST QUARTER 2010 RESULTS
     HOUSTON, Texas (April 28, 2010)... Smith International, Inc. (NYSE: SII) today announced first quarter income from continuing operations of $46.5 million, or $0.19 per diluted share, excluding pre-tax charges of $23.0 million and $16.5 million related to the Venezuelan currency devaluation and transaction related costs, respectively. Reported net income for the first quarter was $11.5 million, or $0.05 per diluted share, on revenue of $2.14 billion. On a comparative basis, first quarter 2009 earnings from continuing operations, after excluding charges, were $114.5 million, or $0.52 per diluted share, on revenue of $2.41 billion, while in the fourth quarter of 2009, earnings from continuing operations were $20.1 million, or $0.09 per diluted share, on revenue of $1.98 billion.
     Increased drilling activity in the North American market was the primary driver of the improved results and was broad-based, resulting in revenue increases in nearly all of the Company’s lines of business. Smith’s oilfield-related businesses contributed a 22% sequential improvement in North America revenue. M-I SWACO gained 23% while Smith Oilfield improved by 21% sequentially. Driving the quarterly revenue gains in Smith Oilfield segment were drill bits and motors, as well as higher revenue from the cased-hole wireline and borehole enlargement services. The Distribution segment contributed significantly to the sequential improvement in both revenue and operating income as it continues to experience higher volume in its energy sector operations and better margins in part reflecting more favorable LIFO inventory cost impact.
     Consolidated revenue increased $154.0 million, or 8 percent, from the fourth quarter of 2009, while the M-I SWACO worldwide rig count increased by 10%. Nearly all of the sequential revenue increase was generated in North America, influenced by a higher level of onshore drilling and completion activity. Outside of North America, revenue was in line with the December 2009 quarter compared to a 2% sequential increase in rig activity.

     Inventory balances were relatively unchanged as compared to the prior quarter reflecting increased inventories in M-I SWACO offset by reductions in Distribution. Receivables increased by approximately $126.5 million owing to the higher activity and revenue level. The Company generated $53.0 million of operating cash flow in the first quarter as compared to $367.2 million in the prior quarter.
     The Company deployed $370.1 million of cash during the quarter to reduce debt and $29.8 million to pay dividends. An additional $82.8 million and $8.8 million were invested in the Company for net capital expenditures and acquisitions during the quarter, respectively. Total debt was reduced during the quarter to $1.8 billion.
     As a result of the more favorable industry environment, the Company has increased its capital expenditure expectation for the year by approximately 15%. The Company indicated that further capital expenditure increases throughout the year are likely and will be implemented in accordance with the terms of the merger agreement between the Company and Schlumberger.
     Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry. The Company employs over 22,000 full-time personnel and operates in over 80 countries around the world.
     Certain comments contained in this news release concerning among other things, the Company’s outlook, financial projections and business strategies constitute “forward-looking statements” within the meaning of the federal securities laws. Whenever possible, the Company has identified these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “project,” “should” and similar terms. The forward-looking statements are based upon management’s current expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of risk factors including, but not limited to, satisfaction of the closing conditions to the merger between the Company and Schlumberger, the risk that the contemplated merger does not occur, negative effects from the pendency of the merger, the ability to successfully integrate the merged businesses and to realize expected synergies, the risk that we will not be able to retain key employees, expenses of the merger, overall demand for and pricing of the Company’s products and services, general economic and business conditions, the level of oil and natural gas exploration and development activities, our global operations and global economic conditions and activity, political stability of oil-producing countries, finding and development costs of operations, decline and depletion rates for oil and natural gas wells, seasonal weather conditions, industry conditions, including IP infringement litigation, and changes in and the costs of compliance with laws or regulations, many of which are beyond the control of the Company and other risks and uncertainties detailed in our most recent form 10-K and other filings that the Company makes with the Securities and Exchange Commission. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.
     Non-GAAP Financial Measures. The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release could be considered non-GAAP measures. See the Supplementary Data – Schedule III in this release for the corresponding reconciliations to GAAP financial measures for the three-month periods ended March 31, 2010 and 2009 and December 31, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009

Revenue	$2,137,811	$2,411,479	$1,983,767

Costs and expenses:
Costs of revenue	1,546,631	1,719,177	1,454,759
Selling, general and administrative expenses	466,301	450,624	406,206

Total costs and expenses	2,012,932	2,169,801	1,860,965

Operating income	124,879	241,678	122,802

Interest expense	37,722	27,524	39,471
Interest income	(678)	(358)	(842)

Income before income taxes and noncontrolling interests	87,835	214,512	84,173

Income tax provision	41,239	70,318	23,157

Net income	46,596	144,194	61,016

Noncontrolling interests in net income of subsidiaries	35,055	47,259	40,903

Net income attributable to Smith	$11,541	$96,935	$20,113

Earnings per share attributable to Smith:
Basic	$0.05	$0.44	$0.09

Diluted	$0.05	$0.44	$0.09

Weighted average shares outstanding:
Basic	248,360	219,301	231,500

Diluted	249,761	219,603	232,763

SMITH INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009

Current Assets:
Cash and cash equivalents	$547,775	$988,346
Receivables, net	1,917,994	1,791,498
Inventories, net	1,823,950	1,820,355
Other current assets	216,440	215,037

Total current assets	4,506,159	4,815,236

Property, Plant and Equipment, net	1,921,950	1,923,465

Goodwill and Other Assets	3,974,603	4,000,714

Total assets	$10,402,712	$10,739,415

Current Liabilities:
Short-term borrowings	$486,360	$358,768
Accounts payable	666,422	589,748
Other current liabilities	442,140	462,273

Total current liabilities	1,594,922	1,410,789

Long-Term Debt	1,316,589	1,814,254

Other Long-Term Liabilities	658,472	684,442

Stockholders’ Equity	6,832,729	6,829,930

Total liabilities and stockholders’ equity	$10,402,712	$10,739,415

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA – SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009

REVENUE DATA
Consolidated:
United States	$838,432	$1,089,540	$743,802
Canada	227,713	192,284	167,197

North America	1,066,145	1,281,824	910,999

Latin America	270,809	276,107	267,825
Europe/Africa	541,454	539,815	533,672
Middle East/Asia	259,403	313,733	271,271

Non-North America	1,071,666	1,129,655	1,072,768

Total	$2,137,811	$2,411,479	$1,983,767

Non-Distribution:

North America	$634,694	$736,234	$520,703

Latin America	267,170	270,565	262,925
Europe/Africa	530,835	528,728	525,721
Middle East/Asia	253,322	306,210	264,333

Non-North America	1,051,327	1,105,503	1,052,979

Total	$1,686,021	$1,841,737	$1,573,682

SEGMENT DATA

Revenue:
M-I SWACO	$1,111,190	$1,159,337	$1,057,353
Smith Oilfield	574,831	682,400	516,329

Subtotal	1,686,021	1,841,737	1,573,682

Distribution	451,790	569,742	410,085

Total	$2,137,811	$2,411,479	$1,983,767

Operating Income:
M-I SWACO	$120,404	$147,508	$129,205
Smith Oilfield	56,548	105,765	39,058

Subtotal	176,952	253,273	168,263

Distribution	4,702	15,521	(18,729)

General corporate	(56,775)	(27,116)	(26,732)

Total	$124,879	$241,678	$122,802

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA – SCHEDULE II
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009

OTHER DATA(a)
Operating Income:
Smith ownership interest	$76,718	$180,264	$72,723
Noncontrolling ownership interest	48,161	61,414	50,079

Total	$124,879	$241,678	$122,802

Depreciation and Amortization:
Smith ownership interest	$79,790	$78,434	$78,230
Noncontrolling ownership interest	14,294	12,661	13,522

Total	$94,084	$91,095	$91,752

Gross Capital Spending:
Smith ownership interest	$85,333	$85,762	$99,054
Noncontrolling ownership interest	10,847	11,339	16,906

Total	$96,180	$97,101	$115,960

Net Capital Spending (b):
Smith ownership interest	$73,033	$64,429	$80,661
Noncontrolling ownership interest	9,809	10,275	12,565

Total	$82,842	$74,704	$93,226

NOTE (a):	The Company derives a significant portion of its revenue and earnings from M-I SWACO and other majority-owned operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the noncontrolling interests’ portion in order to aid in analyzing the Company’s financial results.

NOTE (b):	Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA – SCHEDULE III
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009

Operating Income :
GAAP Consolidated Basis	$124,879	$241,678	$122,802
Add Back Charges:
M-I SWACO	12,809	19,301	—
Smith Oilfield	—	12,359	—
Distribution	—	651	—
General Corporate	26,722	2,481	—

Non-GAAP Consolidated Basis	$164,410	$276,470	$122,802

Net Income Attributable to Smith :
GAAP Consolidated Basis	$11,541	$96,935	$20,113
Add Back Charges:
Venezuelan currency devaluation	19,709	—	—
Transaction-related costs	15,298	—	—
Severance-related and facility closure costs	—	15,985	—
Derivative contract-related loss	—	1,612	—

Non-GAAP Consolidated Basis	$46,548	$114,532	$20,113

Diluted Earnings per Share :
GAAP Consolidated Basis	$0.05	$0.44	$0.09
Add Back Charges:
M-I SWACO	0.04	0.03	—
Smith Oilfield	—	0.04	—
Distribution	—	—	—
General Corporate	0.10	0.01	—

Non-GAAP Consolidated Basis	$0.19	$0.52	$0.09

NOTE:	Management believes that it is important to highlight certain charges included within operating income to assist financial statement users with comparisons between current and prior periods. During the three-month period ended March 31, 2010, the Company incurred a $23.0 million charge associated with the revaluation of its Venezuelan Bolivar Fuertes denominated net asset position. Additionally, in the period, the Company incurred $15.4 million in expenses associated with the proposed combination of the Company and Schlumberger and $1.1 million in other business combination related charges. During the three-month period ended March 31, 2009, the Company incurred $32.3 million in severance-related charges and a $2.5 million loss on an interest rate derivative contract.